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                                                                     EXHIBIT 3.2

                               AMENDMENT NO. 1 TO

                              AMENDED AND RESTATED

                                     BY-LAWS

                                       OF

                              STREAMLINE.COM, INC.


1. Section 1.3 is hereby deleted and replaced in its entirety with the following:

     1.3. FISCAL YEAR. The fiscal year of the Company shall end on the Saturday falling on or most closely to December 31. In any fiscal year in which there are fifty-three weeks for accounting purposes, each of the first three fiscal quarters shall consist of thirteen weeks and the fourth fiscal quarter shall consist of fourteen weeks.


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